  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

PARADISE MUSIC & ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12635	13-3906452
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	1365 N. Courtenay Parkway, Suite A, Merritt Island, FL	32953
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   888-565-3259

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

Item 2.01          Completion of Acquisition or Disposition of Assets.

On February 23, 2010, Environmental Testing Laboratories, Inc. (“ETL”)  a Delaware  corporation and a wholly owned subsidiary of Paradise Music & Entertainment, Inc., completed the acquisition of all the issued and outstanding shares of Vapor Extraction Technology, Inc. (“VET”), a California corporation for $350,000 in the form of a convertible debenture. VET is engaged in the business of rapid remediation of soil and groundwater contamination.  The principal amount of the convertible debenture is due March 31, 2013 unless the debenture is earlier converted into common stock of ETL.  Interest is payable at 14% in cash at maturity unless earlier paid in shares of common stock of ETL.  The conversion rate is the lesser of (a) $.008 or (b) 75% of the average of the three lowest closing bid prices during the twenty trading days prior to the conversion date.  In addition ETL entered into a consulting agreement with the sole shareholder of VET for 36 months at the rate $7,500 per month plus a royalty equal to 5% of the gross profit from sales and projects that the consultant is directly involved.

Item 9.01.         Financial Statements and Exhibits.

(a)          Financial Statements of Business Acquired .

As permitted by Item 9.01(a)(4) of Form 8-K, the Registrant will file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(b)          Pro Forma Financial Information .

As permitted by Item 9.01(b)(2) of Form 8-K, the Registrant will file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report of Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(c)          Exhibits

2.1
Stock Purchase Agreement between  Environmental Testing Laboratories, Inc. and the Shareholders of Vapor Extraction Technology, Inc. for Acquisition of all of the outstanding stock of Vapor Extraction Technology, Inc. dated February 15, 2010

10.1	Consulting Agreement dated February 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARADISE MUSIC & ENTERTAINMENT, INC.

Date: February 24, 2010	By:	/s/ Kelly Hickel
Kelly Hickel, CEO and President